EXHIBIT 99.2

News release

Mark Hurd Named HP Chairman, In Addition to His Roles as President and CEO

Editorial contacts:

Robert Sherbin

+1 650 857 2381

robert.sherbin@hp.com

Ryan J. Donovan

+1 650 857 8410

ryan.j.donovan@hp.com

Michael Moeller

+1 650 236 3028

michael.moeller@hp.com

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, CA 94304

www.hp.com

PALO ALTO, Calif., September 22, 2006 – HP today announced that Mark Hurd, HP chief executive officer and president, has been appointed to the additional role of chairman, succeeding Patricia Dunn, who is leaving the company’s board, effective immediately.

In addition, Richard Hackborn has been named independent lead director of the company, also effective immediately.

These appointments accelerate plans announced last week when Dunn said she would step down as chairman in January 2007 with the intention of continuing to serve as a director.

In other news, the company announced that:

•     It is seeking to take appropriate action in connection with the investigation into leaks from its boardroom.

•     It has appointed Bart M. Schwartz, a former U.S prosecutor, as counsel, to perform an independent review of investigative methods and the company's Standards of Business Conduct processes, and to make future recommendations for implementing best practices. He will report in this assignment to Hurd and to Bob Wayman, HP chief financial officer.

•     It is providing today at a press briefing a detailed description of events surrounding the investigations into leaks of confidential information, as well the probe into how those investigations were conducted.

Hurd said, “We have spent the past few weeks getting further clarity as to what happened in the investigation into the disclosure of unauthorized material from the board. While this process is not yet complete, it is clear that inappropriate steps were taken in conducting this work.

“I wish to apologize both personally and on behalf of HP to each of those who were affected. We believe these unacceptable measures were isolated instances that do not reflect the broader behavior and values of HP, its employees or its board. But they cannot occur here again. Our actions today are intended to ensure that they never do.”

About HP

HP is a technology solutions provider to consumers, businesses and institutions globally. The company’s offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended July 31, 2006, HP revenue totaled $90.0 billion. More information about HP (NYSE, Nasdaq: HPQ) is available at www.hp.com.

© 2006 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.

8/2006